Delek US Holdings Reports First Quarter 2014 Results

•	Light crude capability increased at El Dorado

•	$0.15 regular quarterly dividend declared

BRENTWOOD, Tenn., May 7, 2014 (BUSINESS WIRE) - Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its first quarter ended March 31, 2014. Delek US reported first quarter net income of $33.7 million, or $0.56 per diluted share, versus net income of $77.5 million, or $1.28 per diluted share, in the first quarter 2013.

On a year-over-year basis, first quarter 2014 results were reduced by a decline in the 5-3-2 Gulf Coast crack spread and lower throughput at the El Dorado refinery due to a scheduled turnaround in January and February. While market conditions in the first quarter 2014 did not compare favorably to the strong market environment during the first quarter 2013, trends have been improving since the third quarter 2013, as the 5-3-2 Gulf Coast crack spread has increased and the discount for Midland crude compared to WTI has widened. In addition, performance benefited from an integrated refining system that allowed Delek US' crude oil supply to be further optimized during the El Dorado refinery turnaround, resulting in a combined crude slate that consisted primarily of Midland and local Arkansas crude during the first quarter 2014. These factors, combined with gains from commodity hedges put in place to help mitigate market volatility and are primarily included in the $26.3 million contribution margin in the corporate and other segment, positively affected results in the first quarter 2014.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US stated, "We had a successful start to 2014. At our El Dorado refinery, our team completed the scheduled turnaround in addition to other projects that increased light crude capability. As a result of this work, the refinery ran near nameplate capacity using primarily light crude during March 2014. We had solid performance in our logistics segment supported by a second drop down in February. As we look forward to the second quarter, our refining system has no scheduled downtime and the El Dorado refinery now has additional crude flexibility. In addition, we are well positioned to benefit from the widening discount for Midland crude occurring in the market, which averaged approximately $8.80 per barrel below Cushing in April and May. Our financial position remains solid and offers us flexibility to invest in our business and return value to our shareholders."

Regular Quarterly Dividend

Delek US announced today that its Board of Directors declared its regular quarterly cash dividend of $0.15 per share. Shareholders of record on May 27, 2014 will receive this cash dividend payable on June 17, 2014.

Liquidity Update

As of March 31, 2014, Delek US had a cash balance of $392.9 million and total debt of $490.0 million, resulting in net debt of $97.1 million. This compares to $10.3 million of net debt at December 31, 2013. As of March 31, 2014, Delek US' subsidiary, Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics"), had a cash balance of approximately $4.1 million and $260.5 million of debt, which is included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had $388.8 million in cash and $229.5 million of debt, or $159.3 million net cash position.

Capital Project Update

El Dorado Refinery
The El Dorado turnaround was completed in the first quarter of 2014. During the turnaround, the pre-flash tower project to increase light crude capability by 10,000 barrels per day was completed, along with the replacement of the fluid catalytic cracking reactor. As a result, the refinery has a capacity to process approximately 80,000 barrels a day of mostly light crude which should result in an asphalt yield of 10 percent or less. This compares to a crude throughput of approximately 66,000 barrels per day with an asphalt yield of approximately 11 percent in calendar year 2013.

Refining Segment

Refining segment contribution margin was $72.6 million in the first quarter 2014, compared to $174.7 million in the first quarter 2013. Contribution margin at the El Dorado refinery was $9.8 million in the first quarter 2014 compared to a contribution margin of $69.6 million in first quarter 2013. Contribution margin at the Tyler refinery was $60.3 million in the first quarter 2014 compared to $102.9 million in the same prior-year period.

Performance in the refining segment was affected by several factors. During the first quarter 2014, the benchmark Gulf Coast 5-3-2 crack spread averaged $15.01 per barrel compared with $26.68 per barrel during first quarter 2013. In addition, the El Dorado refinery underwent a scheduled turnaround during the first quarter 2014 reducing throughput, which negatively impacted results. The crude oil futures market was backwardated during the first quarter 2014, compared to a market that was in contango during the first quarter 2013, further increasing the average crude oil price on a year-over-year basis at the refineries. Finally, WTI Midland crude discount to WTI Cushing was lower on a year-over-year basis, averaging $3.54 per barrel in first quarter 2014 compared to an average of $7.80 per barrel in the prior-year period. This narrowing in the Midland discount was partly offset by increased purchases of Midland sourced barrels on a year-over-year basis. During the first quarter 2014, the refining system currently had access to 87,000 barrels per day of Midland sourced crude, compared to 45,000 barrels per day in the first quarter 2013.

Tyler, Texas Refinery

Total throughput at the Tyler refinery was 66,746 barrels per day in the first quarter 2014, versus 59,996 barrels per day in the first quarter 2013. Total sales volumes were 66,033 barrels per day in the first quarter 2014, compared to 58,523 barrels per day in the prior-year period. During the first quarter 2013, throughput was reduced due to planned downtime for maintenance work in anticipation of the summer driving season. Sales volume increased on a year-over-year basis as a result of higher throughput and products sold to customers in Arkansas while the El Dorado refinery was in turnaround.

Direct operating expense was $27.7 million, or $4.65 per barrel sold, in the first quarter 2014, versus $30.1 million, or $5.72 per barrel sold, in the first quarter 2013. This decrease in operating expense was primarily due to lower maintenance expenses versus the prior-year period which included planned downtime. Lower maintenance expenses offset higher utility expenses on a year-over-year basis.

The refining margin at Tyler was $14.80 per barrel sold in the first quarter 2014, compared to $25.26 per barrel sold during the same quarter last year. This decrease was primarily due to less favorable market conditions on a year-over-year basis.

El Dorado, Arkansas Refinery

Total throughput at the El Dorado refinery was 44,841 barrels per day in the first quarter 2014 compared to 68,080 barrels per day in the first quarter 2013. Net barrels sold, which exclude buy/sell activity, was 58,875 barrels per day in the first quarter 2014 compared to 76,327 barrels per day in the first quarter 2013. As discussed above, the refinery was down for a scheduled turnaround during the first quarter 2014, which reduced throughput and sales volume for the quarter. Lower total throughput was partially offset by sales from El Dorado inventory and products from the Tyler refinery that were used to meet customer demand during this period.

The El Dorado refinery operated at 37,459 barrels per day of crude throughput during the quarter compared to 63,908 barrels per day in the first quarter 2013.

Direct operating expense was $29.1 million, or $5.49 per net barrel sold in the first quarter 2014, compared to $29.4 million, or $4.28 per net barrel sold during the first quarter of 2013. The year-over-year increase per barrel was primarily due to lower volume.

El Dorado refining margin was $7.34 per net barrel sold in the first quarter 2014, compared to $14.41 per net barrel sold during the first quarter of 2013. The year-over-year decline was due to less favorable market conditions and the turnaround discussed above.

Logistics Segment

Delek US and its affiliates beneficially own approximately 62 percent (including the 2 percent general partner interest) of all outstanding Delek Logistics units. The logistics segment results include 100 percent of the performance of Delek Logistics and adjustments for the minority interests are made on a consolidated basis.

The logistics segment's contribution margin in the first quarter 2014 was $22.0 million compared to $13.9 million in the first quarter 2013. Expenses associated with the Tyler, Texas and El Dorado, Arkansas tank farms and product terminals were reclassified from the refining segment to the logistics segment in both the first quarter 2013 and 2014. Results primarily benefited from Delek Logistics’ acquisition of the product terminal and substantially all of the storage tank assets at the Tyler refinery in July 2013 and the El Dorado refinery on February 10, 2014 from subsidiaries of Delek US, as well as third party acquisitions of the Hopewell pipeline in east Texas in July 2013 and the North Little Rock terminal in October 2013. Volumes on the SALA crude gathering system increased year-over-year and local crude continued to be purchased and stored while the El Dorado refinery was undergoing its turnaround. As expected, fees derived from the East Texas Crude Logistics System, which supports the Tyler, Texas refinery continued at minimum contractual levels due to the reconfiguration of a third party pipeline that commenced service on April 1, 2013 to supply crude to this refinery.

Retail Segment

Retail segment contribution margin was $5.9 million in the first quarter 2014 compared to $7.9 million in the first quarter 2013. Lower fuel and merchandising margins were the primary factors in the year-over-year decline. Merchandising margin was 28.4% in first quarter 2014, compared to 29.3% in the same prior-year period. This change in merchandise margin was partly due to a change in cigarette pricing strategies beginning in April 2013. Fuel margin was 12.4 cents per gallon in the first quarter 2014 compared to 14.5 cents per gallon in the prior-year period. These factors were partially offset by a 5.3% increase in same store merchandise sales on a year-over-year basis. Operating expense was $32.2 million compared to $31.6 million in the first quarter 2013, primarily due to maintenance, lease expense and utilities associated with a shift toward large-format stores.

At the conclusion of the first quarter 2014, the retail segment operated 361 locations, versus 373 locations at the end of the first quarter 2013. Three new large-format stores were opened during the first quarter 2014, bringing the total to 56 large-format stores in the portfolio. An additional 7 to 9 large-format stores are expected to be opened during the remainder of 2014.

First Quarter 2014 Results | Conference Call Information

Delek US will hold a conference call to discuss its first quarter 2014 results on May 8, 2014 at 9:00 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab, at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through August 8, 2014 by dialing (855) 859-2056, passcode 27457170. An archived version of the replay will also be available at www.DelekUS.com for 90 days.

Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) first quarter earnings conference call held on May 7, 2014 and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics are available online at www.deleklogistics.com.

About Delek US Holdings, Inc.

Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics and convenience store retailing. The refining segment consists of refineries operated in Tyler, Texas and El Dorado, Arkansas with a combined nameplate production capacity of 140,000 barrels per day. Delek US Holdings, Inc. and its affiliates also own approximately 62 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. The retail segment markets motor fuel and convenience merchandise through a network of approximately 361 company-operated convenience store locations operated under the MAPCO Express®, MAPCO Mart®, East Coast®, Fast Food and Fuel™, Favorite Markets®, Delta Express® and Discount Food Mart™ brand names.

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: gains and losses from derivative instruments; risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions; our competitive position and the effects of competition; the projected growth of the industries in which we operate; changes in the scope, costs, and/or timing of capital and maintenance projects; general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States; and other risks contained in our filings with the United States Securities and Exchange Commission.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements.

Delek US Holdings, Inc.
Consolidated Balance Sheets

	March 31, 2014	December 31, 2013
	(In millions, except share and per share data)
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$392.9	$400.0
Accounts receivable	297.1	250.5
Inventory	589.3	672.3
Other current assets	76.7	87.7
Total current assets	1,356.0	1,410.5
Property, plant and equipment:
Property, plant and equipment	1,807.7	1,683.7
Less: accumulated depreciation	(428.2)	(405.2)
Property, plant and equipment, net	1,379.5	1,278.5
Goodwill	72.7	72.7
Other intangibles, net	13.0	13.3
Other non-current assets	114.8	59.4
Total assets	$2,936.0	$2,834.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$564.2	$602.0
Current portion of long-term debt and capital lease obligations	36.0	33.7
Obligation under Supply and Offtake Agreement	337.8	331.0
Accrued expenses and other current liabilities	123.8	114.1
Total current liabilities	1,061.8	1,080.8
Non-current liabilities:
Long-term debt and capital lease obligations, net of current portion	454.0	376.6
Environmental liabilities, net of current portion	8.9	9.2
Asset retirement obligations	8.6	8.5
Deferred tax liabilities	226.5	220.0
Other non-current liabilities	19.2	18.9
Total non-current liabilities	717.2	633.2
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 60,309,289 shares and 60,229,107 shares issued at March 31, 2014 and December 31, 2013, respectively	0.6	0.6
Additional paid-in capital	384.6	384.5
Accumulated other comprehensive income	11.7	(4.0)
Treasury stock, 1,000,000 shares, at cost	(37.9)	(37.9)
Retained earnings	610.6	591.8
Non-controlling interest in subsidiaries	187.4	185.4
Total stockholders’ equity	1,157.0	1,120.4
Total liabilities and stockholders’ equity	$2,936.0	$2,834.4

Delek US Holdings, Inc.
Consolidated Statements of Income

	Three Months Ended March 31,

	2014	2013
	(Unaudited)
	(In millions, except share and per share data)
Net sales	$1,865.7	$2,259.9
Operating costs and expenses:
Cost of goods sold	1,640.4	1,972.2
Operating expenses	98.5	98.7
General and administrative expenses	34.5	32.6
Depreciation and amortization	24.6	22.0
Total operating costs and expenses	1,798.0	2,125.5
Operating income	67.7	134.4
Interest expense	9.6	9.2
Interest income	(0.4)	(0.1)
Other income, net	(0.1)	—
Total non-operating expenses, net	9.1	9.1
Income from continuing operations before income taxes	58.6	125.3
Income tax expense	19.3	43.2
Net income	39.3	82.1
Net income attributed to non-controlling interest	5.6	4.6
Net income attributable to Delek	$33.7	$77.5
Basic earnings per share	$0.57	$1.30
Diluted earnings per share	$0.56	$1.28
Weighted average common shares outstanding:
Basic	59,248,855	59,571,744
Diluted	59,878,013	60,645,717
Dividends declared per common share outstanding	$0.25	$0.20

Delek US Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Three Months Ended March 31,
	2014	2013
Cash Flow Data	(Unaudited)
Net cash provided by operating activities	$63.7	$81.5
Net cash used in investing activities	(125.4)	(34.6)
Net cash provided by (used in) financing activities	54.6	(55.7)
Net decrease in cash and cash equivalents	$(7.1)	$(8.8)

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended March 31, 2014
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,255.6	$431.6	$178.2	$0.3	$1,865.7
Intercompany fees and sales	107.2	—	25.3	(132.5)	—
Operating costs and expenses:
Cost of goods sold	1,232.2	393.5	172.2	(157.5)	1,640.4
Operating expenses	58.0	32.2	9.3	(1.0)	98.5
Segment contribution margin	$72.6	$5.9	$22.0	$26.3	$126.8
General and administrative expenses					34.5
Depreciation and amortization					24.6
Operating income					$67.7
Total assets	$1,977.5	$449.7	$301.3	$207.5	$2,936.0
Capital spending (excluding business combinations)	$103.2	$6.6	$1.0	$3.5	$114.3

	Three Months Ended March 31, 2013
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,615.0	$448.8	$196.0	$0.1	$2,259.9
Intercompany fees and sales	54.5	—	14.9	(69.4)	—
Operating costs and expenses:
Cost of goods sold	1,436.3	409.3	187.9	(61.3)	1,972.2
Operating expenses	58.5	31.6	9.1	(0.5)	98.7
Segment contribution margin	$174.7	$7.9	$13.9	$(7.5)	$189.0
General and administrative expenses					32.6
Depreciation and amortization					22.0
Operating income					$134.4
Capital spending (excluding business combinations)	$12.9	$5.4	$3.7	$6.0	$28.0

Refining Segment	Three Months Ended March 31,
	2014	2013
Tyler Refinery	(Unaudited)
Days operated in period	90	90
Total sales volume (average barrels per day)(1)	66,033	58,523
Products manufactured (average barrels per day):
Gasoline	37,030	33,690
Diesel/Jet	25,107	22,007
Petrochemicals, LPG, NGLs	1,947	1,531
Other	1,770	1,762
Total production	65,854	58,990
Throughput (average barrels per day):
Crude oil	58,276	52,604
Other feedstocks	8,470	7,392
Total throughput	66,746	59,996
Per barrel of sales:
Tyler refining margin	$14.80	$25.26
Direct operating expenses	$4.65	$5.72

	Three Months Ended March 31,
	2014	2013
El Dorado Refinery	(Unaudited)
Days in period	90	90
Total sales volume (average barrels per day)(2)	58,875	76,327
Products manufactured (average barrels per day):
Gasoline	22,572	32,027
Diesel	16,698	24,074
Petrochemicals, LPG, NGLs	602	1,418
Asphalt	3,029	8,580
Other	529	925
Total production	43,430	67,024
Throughput (average barrels per day):
Crude oil	37,459	63,908
Other feedstocks	7,382	4,172
Total throughput	44,841	68,080
Per barrel of sales:
El Dorado refining margin	$7.34	$14.41
Direct operating expenses	$5.49	$4.28
Pricing statistics (average for the period presented):
WTI — Cushing crude oil (per barrel)	$98.60	$94.41
US Gulf Coast 5-3-2 crack spread (per barrel)	$15.01	$26.68
US Gulf Coast Unleaded Gasoline (per gallon)	$2.62	$2.80
Ultra low sulfur diesel (per gallon)	$2.93	$3.09
Natural gas (per MMBTU)	$5.18	$3.49

Logistics Segment	Three Months Ended March 31,
	2014	2013
	(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	24,644	45,018
Refined products pipelines to Enterprise Systems	31,773	43,359
SALA Gathering System	23,113	22,130
East Texas Crude Logistics System	11,031	51,147

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd)(3)	62,432	53,086
West Texas marketing throughputs (average bpd)(4)	15,999	16,555
West Texas marketing margin per barrel	$3.57	$3.69
Terminalling throughputs (average bpd)(5)	89,924	13,836

Retail Segment	Three Months Ended March 31,
	2014	2013
	(Unaudited)
Number of stores (end of period)	361	373
Average number of stores	362	370
Retail fuel sales (thousands of gallons)	97,807	97,522
Retail fuel margin ($ per gallon)	$0.124	$0.145
Merchandise sales (in thousands)	$89,399	$85,145
Merchandise margin %	28.4%	29.3%
Change in same-store fuel gallons sold	(1.7)%	1.7%
Change in same-store merchandise sales	5.3%	(4.7)%

(1)
Sales volume includes 736 bpd and 1,271 bpd sold to the logistics segment during the three months ended March 31, 2014 and 2013, respectively. Sales volume also includes sales of 7,026 bpd and 503 bpd of intermediate and finished products to the El Dorado refinery during the three months ended March 31, 2014 and 2013, respectively.

(2)
Sales volume includes 3,896 bpd and 3,138 bpd of produced finished product sold to the retail segment, respectively and 2,198 and 514 bpd of produced finished product sold to the Tyler refinery, respectively, during the three months ended March 31, 2014 and 2013. Sales volume excludes 11,521 bpd and 15,357 bpd of wholesale activity during the three months ended March 31, 2014 and 2013, respectively.

(3)	Excludes jet fuel and petroleum coke

(4)	Excludes bulk ethanol and biodiesel

(5)
Consists of terminalling throughputs at our Tyler and Big Sandy, Texas North Little Rock and El Dorado, Arkansas, and Memphis and Nashville, Tennessee terminals. Throughputs for the Tyler, Texas terminal are presented for the first quarter of 2014. Prior to July 27, 2013, the logistics segment did not record revenue for throughput at the Tyler, Texas terminal. Throughputs for the North Little Rock terminal are presented for the first quarter of 2014 following its acquisition in October 2013. Throughputs for the Big Sandy terminal are presented for the first quarter of 2014, following its commencement of operations in December 2013. Throughputs at the El Dorado, Arkansas terminal are for the period from February 10, 2014 through March 31, 2014. Prior to February 10, 2014, the logistics segment did not record revenue for throughput at the El Dorado, Arkansas terminal. Throughputs for the Memphis and Nashville, Tennessee terminals are for all periods presented.

Contacts
Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366
or
Alpha IR Group
Chris Hodges, Founder & CEO
312-445-2870